Filed pursuant to Rule 424(b)(2)

Registration No. 333-196220

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Security	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
1.550% Notes due 2017	$550,000,000	99.932%	$549,626,000	$63,866.54
2.850% Notes due 2020	$900,000,000	99.981%	$899,829,000	$104,560.13
3.950% Notes due 2025	$1,250,000,000	99.795%	$1,247,437,500	$144,952.24
4.950% Notes due 2035	$500,000,000	99.722%	$498,610,000	$57,938.48
5.100% Notes due 2045	$1,000,000,000	99.664%	$996,640,000	$115,809.57
Total	$4,200,000,000		$4,192,142,500	$487,126.96

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 23, 2014)

$4,200,000,000

Exelon Corporation

$550,000,000 1.550% Notes due 2017

$900,000,000 2.850% Notes due 2020

$1,250,000,000 3.950% Notes due 2025

$500,000,000 4.950% Notes due 2035

$1,000,000,000 5.100% Notes due 2045

Exelon Corporation (“Exelon”) is offering $550,000,000 of its 1.550% notes due 2017 (the “2017 notes”), $900,000,000 of its 2.850% notes due 2020 (the “2020 notes”), $1,250,000,000 of its 3.950% notes due 2025 (the “2025 notes”), $500,000,000 of its 4.950% notes due 2035 (the “2035 notes”) and $1,000,000,000 of its 5.100% notes due 2045 (the “2045 notes” and, together with the 2017 notes, the 2020 notes, the 2025 notes and the 2035 notes, the “notes”).

The 2017 notes will mature on June 9, 2017, the 2020 notes will mature on June 15, 2020, the 2025 notes will mature on June 15, 2025, the 2035 notes will mature on June 15, 2035 and the 2045 notes will mature on June 15, 2045. We will pay interest on the 2017 notes semi-annually on June 9 and December 9 of each year, beginning on December 9, 2015. We will pay interest on the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes semi-annually on June 15 and December 15 of each year, beginning on December 15, 2015.

The notes are being issued to fund a portion of the purchase price of the merger (the “Merger”) between Exelon and Pepco Holdings, Inc. (“PHI”). However, this offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. Upon the first to occur of either (i) December 31, 2015, if the Merger is not consummated on or prior to such date, or (ii) the date on which the agreement relating to the Merger is terminated (each, a “Special Mandatory Redemption Trigger”), Exelon will be required to redeem the 2025 notes, the 2035 notes and the 2045 notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of the special mandatory redemption (the “Special Mandatory Redemption”). There is no escrow account for, or security interest in, the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes—Special Mandatory Redemption.” The 2025 notes, the 2035 notes and the 2045 notes may also be redeemed at our option, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to December 31, 2015. In addition, we may also redeem any series of the notes at any time prior to maturity, in whole or in part, upon at least 15 days’ and not more than 60 days’ notice, at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

The notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt.

Investing in our notes involves certain risks. You should carefully read this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference herein and therein, before you make your investment decision. See the “Risk Factors” section beginning on page S-9 of this prospectus supplement, as well as under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, for more information.

	Price to Public(1)		Underwriting Discount		Proceeds, before expenses, to Exelon
	Per Note	Total	Per Note	Total	Per Note	Total
Per 2017 note	99.932%	$549,626,000	0.300%	$1,650,000	99.632%	$547,976,000
Per 2020 note	99.981%	$899,829,000	0.600%	$5,400,000	99.381%	$894,429,000
Per 2025 note	99.795%	$1,247,437,500	0.650%	$8,125,000	99.145%	$1,239,312,500
Per 2035 note	99.722%	$498,610,000	0.875%	$4,375,000	98.847%	$494,235,000
Per 2045 note	99.664%	$996,640,000	0.875%	$8,750,000	98.789%	$987,890,000

(1)	Plus accrued interest from June 11, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are expected to be delivered in book-entry form only through the facilities of The Depository Trust Company (“DTC”), including Clearstream Banking, société anonyme (“Clearstream”), and/or Euroclear Bank S.A./N.V. (“Euroclear”), against payment in New York, New York on or about June 11, 2015.

Joint Book-Running Managers

Barclays	Goldman, Sachs & Co.

BNP PARIBAS	MUFG	Mizuho Securities	Scotiabank

Senior Co-Managers

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan

RBC Capital Markets	US Bancorp	Wells Fargo Securities

Co-Managers

Apto Partners, LLC	Blaylock Beal Van, LLC	BNY Mellon Capital Markets, LLC

CIBC	Credit Agricole CIB	KeyBanc Capital Markets

Loop Capital Markets	Mischler Financial Group, Inc.	PNC Capital Markets LLC

TD Securities	The Huntington Investment Company	The Williams Capital Group, L.P.

Siebert Brandford Shank & Co., L.L.C.	SMBC Nikko

The date of this prospectus supplement is June 8, 2015.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering of the notes, before you make your investment decision. You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date that the document incorporated by reference was filed with the SEC.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about Exelon and the notes offered hereby. This prospectus supplement and the accompanying prospectus also refer to information contained in other documents that we file with the SEC. To the extent the information in this prospectus supplement is inconsistent with information in the prospectus, you should rely on this prospectus supplement.

The accompanying prospectus also includes information about our subsidiaries Exelon Generation Company, LLC (“Generation”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”), and Baltimore Gas and Electric Company (“BGE”) and their securities. Exelon, Generation, ComEd, PECO and BGE file combined reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to Exelon is incorporated by reference in this prospectus supplement and the accompanying prospectus. Exelon does not make any representations as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Exelon in determining whether to invest in the notes offered hereby.

When we refer to “Exelon,” “the Company,” “we,” “us” or “our” in this prospectus supplement, we mean Exelon and, unless the context otherwise indicates, does not include any of our subsidiaries or affiliates.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts,” “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement or the accompanying prospectus; (b) those factors discussed in the following sections of Exelon’s Annual Report on Form 10-K, which are incorporated herein by reference: (1) ITEM 1A. Risk Factors, (2) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (3) ITEM 8. Financial Statements and Supplementary Data: Note 22; (c) those factors discussed in the following sections of Exelon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which are incorporated herein by reference: (1) Part I, Financial Information, ITEM 1. Financial Statements: Note 17, (2) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (3) Part II, Other Information, ITEM 1A. Risk Factors; and (d) other factors discussed herein and in other filings with the SEC by Exelon, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus supplement or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete and may not contain all of the information that you should consider before investing in the notes. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein.

Our Company

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business and, through ComEd, PECO and BGE, in the energy delivery business. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

Generation’s integrated business consists of the generation, physical delivery and marketing of power across multiple geographical regions through its customer-facing business, Constellation Energy Group, Inc. (“Constellation”), which sells electricity and natural gas to both wholesale and retail customers. Generation also sells renewable energy and other energy-related products and services, and engages in natural gas and oil exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electricity transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in central Maryland, including the City of Baltimore.

Proposed Merger with PHI

On April 29, 2014, Exelon and PHI signed an agreement and plan of merger (as subsequently amended and restated as of July 18, 2014) to combine the two companies in an all cash transaction. The resulting company will retain the Exelon name and be headquartered in Chicago, and PHI will become an indirect, wholly-owned subsidiary of Exelon. The Merger is expected to be completed in the second or third quarter of 2015.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here as of and for the years ended December 31, 2012, 2013 and 2014 from our audited consolidated financial statements, incorporated herein by reference. We have derived the summary information presented here as of and for the three months ended March 31, 2014 and 2015 from our unaudited consolidated financial statements, incorporated herein by reference. You should read this summary information together with our audited consolidated financial statements and the related notes and our unaudited consolidated financial statements and the related notes, each incorporated herein by reference. See “Where You Can Find More Information” in this prospectus supplement.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2014(a)	2013	2012(b)	2015	2014
	($ in millions)
Statement of Operations Data
Operating revenues	$27,429	$24,888	$23,489	$8,830	$7,237
Operating income	3,096	3,669	2,373	1,366	168
Net income	1,820	1,729	1,171	738	93
Cash Flow Data
Net cash flows provided by operating activities	4,457	6,343	6,131	1,490	165
Net cash flows used in investing activities	(4,599)	(5,394)	(4,576)	(1,751)	(1,011)
Net cash flows provided by (used in) financing activities	411	(826)	(1,085)	208	151

	As of December 31,			As of March 31,
	2014	2013	2012	2015	2014
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$52,087	$47,330	$45,186	$53,001	$47,742
Noncurrent regulatory assets	6,076	5,910	6,497	6,068	5,863
Goodwill	2,672	2,625	2,625	2,672	2,625
Other deferred debits and other assets	13,882	13,922	14,113	14,293	13,563

Total assets	$86,814	$79,924	$78,561	$87,391	$79,468

Long-term debt, including long-term debt to financing trusts	20,010	18,271	18,346	21,167	19,195
Noncurrent regulatory liabilities	4,550	4,388	3,981	4,566	4,458
Other deferred credits and other liabilities	29,359	26,597	26,626	29,646	25,686
Shareholders’ equity	22,608	22,732	21,431	24,638	22,778

Total liabilities and shareholders’ equity	$86,814	$79,924	$78,561	$87,391	$79,468

(a)	On April 1, 2014, Generation assumed operational control of Constellation Energy Nuclear Group, LLC’s (“CENG”) nuclear fleet. As a result, the 2014 financial results include CENG’s results of operations on a fully consolidated basis.
(b)	2012 financial results include the activity of Constellation from the merger effective date of March 12, 2012 through December 31, 2012.

THE OFFERING

The following summary contains basic information about the notes and this offering. It does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including “Description of the Notes.”

Issuer	Exelon Corporation

Securities Offered	$550,000,000 aggregate principal amount of 1.550% notes due 2017;

$900,000,000 aggregate principal amount of 2.850% notes due 2020;

$1,250,000,000 aggregate principal amount of 3.950% notes due 2025;

$500,000,000 aggregate principal amount of 4.950% notes due 2035; and

$1,000,000,000 aggregate principal amount of 5.100% notes due 2045.

Maturity Date	The 2017 notes will mature on June 9, 2017;

The 2020 notes will mature on June 15, 2020;

The 2025 notes will mature on June 15, 2025;

The 2035 notes will mature on June 15, 2035; and

The 2045 notes will mature on June 15, 2045.

Interest Rate	1.550% per annum for the 2017 notes;

2.850% per annum for the 2020 notes;

3.950% per annum for the 2025 notes;

4.950% per annum for the 2035 notes; and

5.100% per annum for the 2045 notes.

Interest Payment Dates	Interest on the 2017 notes will be paid semi-annually on June 9 and December 9 of each year, beginning on December 9, 2015, and on the maturity date for the 2017 notes. Interest on the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes will be paid semi-annually on June 15 and December 15 of each year, beginning on December 15, 2015, and on the maturity date for each series of notes.

Special Mandatory Redemption	This offering is not conditioned upon the completion of the Merger, which, if completed, will occur subsequent to the closing of this offering. Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the 2025 notes, the 2035 notes and the 2045 notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but not including, the date of Special Mandatory Redemption. See “Use of Proceeds” and “Description of the Notes—Special Mandatory Redemption.”

Optional Redemption	The 2025 notes, the 2035 notes and the 2045 notes may be redeemed at our option, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to December 31, 2015.

At our option, any or all of the notes may be redeemed, in whole or in part, at any time prior to maturity.

If we elect to redeem the 2017 notes at any time, the 2020 notes at any time prior to May 15, 2020 (one month prior to the maturity date of the 2020 notes), the 2025 notes at any time prior to March 15, 2025 (three months prior to the maturity date of the 2025 notes), the 2035 notes at any time prior to December 15, 2034 (six months prior to the maturity date of the 2035 notes) or the 2045 notes at any time prior to December 15, 2044 (six months prior to the maturity date of the 2045 notes), we may redeem some or all of the 2017 notes, the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date) to maturity in the case of the 2017 notes or, in the case of the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes, to May 15, 2020, March 15, 2025, December 15, 2034 or December 15, 2044, as applicable, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 15 basis points in the case of the 2017 notes, plus 20 basis points in the case of the 2020 notes, plus 25 basis points in the case of the 2025 notes, plus 30 basis points in the case of the 2035 notes and plus 30 basis points in the case of the 2045 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption.

If we elect to redeem the 2020 notes at any time on or after May 15, 2020 (one month prior to the maturity date of the 2020 notes), the 2025 notes at any time on or after March 15, 2025 (three months prior to the maturity date of the 2025 notes), the 2035 notes at any time on or after December 15, 2034 (six months prior to the maturity date of the 2035 notes) or the 2045 notes at any time on or after December 15, 2044 (six months prior to the maturity date of the 2045 notes), we may redeem some or all of the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date. See “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of March 31, 2015, our subsidiaries had outstanding approximately $19.7 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The notes will not be obligations of or guaranteed by any of our subsidiaries. The Indenture (as defined below) does not limit our ability to issue debt senior to the notes or the amount of debt we or our subsidiaries may issue.

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Notes	Subject to the limitations described in this prospectus supplement and the accompanying prospectus, we may issue additional notes under the Indenture with the same priority as the notes offered hereby, including notes having the same series designation and terms (except for the public offering prices and the issue date) as the notes offered hereby, without the approval of the holders of outstanding notes under the Indenture, including the holders of the outstanding notes offered hereby.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors—There may be no public market for the notes.”

Use of Proceeds	We estimate that the net proceeds from the sale of the notes in this offering will be approximately $4,163.8 million, after deducting the underwriting discounts and commissions but before deducting other offering expenses. These net proceeds will be used to finance a portion of the consideration for the Merger, with any remaining balance of the net proceeds (or the full amount of the net proceeds realized from the 2017 notes and the 2020 notes in the event that the Merger is not consummated) used for general corporate purposes, which may include the repayment of outstanding indebtedness. See “Use of Proceeds.”

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in the notes offered hereby.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The Indenture and the notes will be governed by the laws of the State of New York.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the following discussion and the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this prospectus supplement and the accompanying prospectus, the factors listed under “Forward Looking Statements” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes. See “Where You Can Find More Information.”

Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the 2025 notes, the 2035 notes and the 2045 notes. In addition, the 2025 notes, the 2035 notes and the 2045 notes may also be redeemed at our option, if, in our judgment, our acquisition of PHI will not be consummated on or prior to December 31, 2015. If we redeem the notes, you may not obtain your expected return on the notes.

The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Merger, which is expected to occur in the second or third quarter of 2015. We may not be able to consummate the transactions contemplated by the merger agreement within the timeframe specified under “Description of the Notes—Special Mandatory Redemption” or at all. Many of the conditions to closing in the merger agreement are beyond our control, and we may not be able to complete the transactions contemplated by the merger agreement on or prior to December 31, 2015. Our obligation to consummate the closing under the merger agreement is subject to certain conditions, including, among others, receipt of certain governmental approvals.

Upon the occurrence of a Special Mandatory Redemption Trigger, we will be required to redeem the 2025 notes, the 2035 notes and the 2045 notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but not including, the special mandatory redemption date. The 2025 notes, the 2035 notes and the 2045 notes may also be redeemed at our option, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of the redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to December 31, 2015. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from redemption in an investment that results in a comparable return. In addition, as a result of such redemption provisions of the notes, the trading prices of such series of notes may not reflect the financial results of our business or macroeconomic factors.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the closing of the Merger and, as a result, we may not be able to repurchase the notes upon a Special Mandatory Redemption.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the closing of the Merger or to provide a security interest in those proceeds, and the Indenture imposes no other restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the notes following a Special Mandatory Redemption Trigger because we may not have sufficient financial resources to pay the aggregate redemption price on the notes. Our failure to redeem or repurchase the notes as required under the Indenture governing the notes would result in a default under the Indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. In addition, our ability to redeem or repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There may be no public market for the notes.

We can give no assurances concerning the liquidity of any markets that may develop for the notes offered by this prospectus supplement, the ability of any investor to sell any of the notes or the price at which investors would be able to sell them. If markets for the notes do not develop, investors may be unable to resell the notes for an extended period of time, if at all. If markets for the notes do develop, they may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The notes and Indenture pursuant to which the notes will be issued do not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes and a risk that one or more of the credit ratings of the notes are lowered or withdrawn.

Our debt, including the notes, is effectively subordinated to the debt of our subsidiaries.

Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of March 31, 2015, our subsidiaries had outstanding approximately $19.7 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The Indenture does not restrict our or our subsidiaries’ ability to incur additional indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $4,163.8 million, after deducting the underwriting discounts and commissions but before deducting other offering expenses. These net proceeds will be used to finance a portion of the consideration for the Merger. Any remaining balance of the net proceeds (or the full amount of the net proceeds realized from the 2017 notes and the 2020 notes in the event that the Merger is not consummated) will be used for general corporate purposes, which may include the repayment of outstanding indebtedness.

To the extent we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest bearing obligations.

Subject to the satisfaction of certain closing conditions, including, among others, receipt of certain governmental approvals, we expect the closing of the Merger to occur during the second or third quarter of 2015. This offering is not conditioned upon the completion of the Merger. See “Summary—Proposed Merger with PHI.”

RATIO OF EARNINGS TO FIXED CHARGES

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended March 31, 2015
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.7x	2.6x	2.4x	4.9x	4.9x	3.6x

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and estimated interest portion of all rental expense.

CAPITALIZATION AND SHORT-TERM BORROWINGS

The following table shows our consolidated capitalization and short-term borrowings as of March 31, 2015 and as adjusted to reflect the issuance of the notes offered by this prospectus supplement and the application of the net proceeds thereof. See “Use of Proceeds.” This table is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.

	As of March 31, 2015
(in millions)	Actual	As Adjusted
Short-term borrowings	$309	$309
Long-term debt:
Long-term debt, including long-term debt to financing trusts(a)	22,427	22,427
2017 notes offered hereby	—	550
2020 notes offered hereby	—	900
2025 notes offered hereby	—	1,250
2035 notes offered hereby	—	500
2045 notes offered hereby	—	1,000
Shareholders’ equity	24,638	24,638

Total capitalization and short-term borrowings	$47,374	$51,574

(a)	Includes approximately $1.26 billion of long-term debt due within one year.

DESCRIPTION OF THE NOTES

The following description of the notes is only a summary and is not intended to be comprehensive. In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

We will issue $550,000,000 of the 1.550% notes due 2017, $900,000,000 of the 2.850% notes due 2020, $1,250,000,000 of the 3.950% notes due 2025, $500,000,000 of the 4.950% notes due 2035 and $1,000,000,000 of the 5.100% notes due 2045 under an indenture, which is a contract between us and the trustee, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), to be dated as of June 11, 2015, as supplemented and as it may be further supplemented from time to time, which is referred to herein as the “Indenture.” Subject to the limitations described in this prospectus supplement and the accompanying prospectus, we may issue additional notes under the Indenture with the same priority as the notes offered hereby, including notes having the same series designation and terms (except for the public offering prices and the issue date) as the notes offered hereby, without the approval of the holders of outstanding notes under the Indenture, including the holders of any series the outstanding notes offered hereby.

The terms of the notes will not necessarily afford you protection in the event of particular transactions or upon the occurrence of particular events that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. As a result, we could enter into such transactions even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. The notes will not contain any provisions that will require us to redeem, or permit the holders of the notes to cause a redemption or purchase of, the notes upon the occurrence of any particular event, other than as described below under “—Special Mandatory Redemption.” However, we may redeem some or all of the notes at any time or from time to time prior to maturity, at our option, as described in this prospectus supplement under “—Optional Redemption” below.

Interest Rate and Maturity

The 2017 notes will pay interest at the fixed rate of 1.550% per annum, the 2020 notes will pay interest at the fixed rate of 2.850% per annum, the 2025 notes will pay interest at the fixed rate of 3.950% per annum, the 2035 notes will pay interest at the fixed rate of 4.950% per annum and the 2045 notes will pay interest at the fixed rate of 5.100% per annum. Interest on the 2017 notes will be payable semi-annually on June 9 and December 9 of each year, beginning on December 9, 2015. Interest on the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2015. The 2017 notes will mature on June 9, 2017, the 2020 notes will mature on June 15, 2020, the 2025 notes will mature on June 15, 2025, the 2035 notes will mature on June 15, 2035 and the 2045 notes will mature on June 15, 2045.

Interest on the notes will accrue from and include the date that the notes are issued to and excluding the date of maturity or redemption. Interest will be computed on the basis of a 360-day year of twelve 30-day months. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business on the record date for such interest. The record date for each interest payment date in respect of the notes will be the close of business on the Business Day immediately preceding the applicable interest payment date. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest or other payment will be paid in respect of such delay. “Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banking institutions in New York City are generally authorized or required by law or executive order to be closed.

Ranking

The notes will be our direct unsecured general obligations and will rank equally with all of our existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. Because we are a holding company with no material assets other than our ownership interests in our subsidiaries and all of our operations are conducted by our subsidiaries, our debt is effectively subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of March 31, 2015, our subsidiaries had outstanding approximately $19.7 billion of long-term debt, including long-term debt to financing trusts and the portion of long-term debt due within one year. The Indenture does not restrict our or our subsidiaries’ ability to incur additional indebtedness. In addition, the notes will not be obligations of or guaranteed by any of our subsidiaries. The Indenture does not limit our ability to issue secured debt senior to the notes or the amount of debt we or our subsidiaries may issue, whether secured or unsecured.

Please see “Capitalization and Short-Term Borrowings” in this prospectus supplement for information with respect to the long-term debt and short-term borrowings of us and our subsidiaries as of March 31, 2015.

Form and Denomination

The notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will initially be issued in “book-entry only form,” represented by a permanent global debt security registered in the name of DTC, including Clearstream and/or Euroclear, or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders. For so long as the notes are registered in the name of DTC or its nominee, we will pay the principal, premium, if any, and interest due on the notes to DTC for payment to its participants for subsequent disbursement to the beneficial owners. For further information on DTC and its practices, see “Book-Entry System” below.

Special Mandatory Redemption

Upon the first to occur of either (i) December 31, 2015, if the Merger is not consummated on or prior to such date, or (ii) the date on which the agreement relating to the Merger is terminated, we will be required to redeem the 2025 notes, the 2035 notes and the 2045 notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of the Special Mandatory Redemption.

Within five Business Days after the occurrence of the Special Mandatory Redemption Trigger, we will give notice of the Special Mandatory Redemption to each holder of 2025 notes, the 2035 notes and the 2045 notes and to the Trustee, stating, among other matters prescribed in the Indenture, that a Special Mandatory Redemption Trigger has occurred and that all of such series of notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given).

Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply. The merger agreement may be terminated by either Exelon or PHI if the closing of the Merger has not occurred on or before July 29, 2015, except that, under certain circumstances the date may be extended by Exelon or PHI to October 29, 2015, subject to amendment by the parties thereto.

Certain provisions of the Indenture relating to our obligation to redeem notes in a Special Mandatory Redemption may not be waived or modified without the written consent of each holder of the notes.

Optional Redemption

General

The Indenture will allow us to redeem the 2025 notes, the 2035 notes and the 2045 notes, at our option, in whole, at any time prior to December 31, 2015, at a redemption price equal to 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of redemption, if, in our judgment, our acquisition of PHI will not be consummated on or prior to December 31, 2015. We refer to such a redemption as a “Special Optional Redemption.” If we exercise our Special Optional Redemption right, we will provide notice to each holder of the 2025 notes, the 2035 notes and the 2045 notes and to the Trustee, stating, among other matters prescribed in the Indenture, the exercise of our Special Optional Redemption right and that all of such series of notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given). Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Optional Redemption will cease to apply.

At our option, any or all of the notes may be redeemed, in whole or in part, at any time prior to maturity.

If we elect to redeem the 2017 notes at any time, the 2020 notes at any time prior to May 15, 2020 (one month prior to the maturity date of the 2020 notes), the 2025 notes at any time prior to March 15, 2025 (three months prior to the maturity date of the 2025 notes), the 2035 notes at any time prior to December 15, 2034 (six months prior to the maturity date of the 2035 notes) or the 2045 notes at any time prior to December 15, 2044 (six months prior to the maturity date of the 2045 notes), we may redeem some or all of the 2017 notes, the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date) to maturity in the case of the 2017 notes or, in the case of the 2020 notes, the 2025 notes, the 2035 notes, and the 2045 notes, to May 15, 2020, March 15, 2025, December 15, 2034 or December 15, 2044, as applicable, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2017 notes, plus 20 basis points in the case of the 2020 notes, plus 25 basis points in the case of the 2025 notes, plus 30 basis points in the case of the 2035 notes and plus 30 basis points in the case of the 2045 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption.

If we elect to redeem the 2020 notes at any time on or after May 15, 2020 (one month prior to the maturity date of the 2020 notes), the 2025 notes at any time on or after March 15, 2025 (three months prior to the maturity date of the 2025 notes), the 2035 notes at any time on or after December 15, 2034 (six months prior to the maturity date of the 2035 notes) or the 2045 notes at any time on or after December 15, 2044 (six months prior to the maturity date of the 2045 notes), we may redeem some or all of the 2020 notes, the 2025 notes, the 2035 notes and the 2045 notes, respectively, in each case upon at least 15 days’ and not more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to but excluding the redemption date.

Any optional redemption, other than the Special Optional Redemption, may be conditioned upon the consummation of one or more other transactions, including any debt or equity issuance by us or any of our parent companies or subsidiaries. The Trustee shall not have responsibility for calculating any redemption price.

Certain Definitions

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by us.

“Reference Treasury Dealer” means (1) any of Barclays Capital, Inc. or Goldman, Sachs & Co. or their respective affiliates and (2) one other primary U.S. Government securities dealer in the United States of America (each, a “Primary Treasury Dealer”) selected by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, or is unwilling or unable to serve in such role, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us at 3:30 p.m. New York City time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Events of Default

An “Event of Default” with respect to a series of debt securities issued under the Indenture means any of the following:

•	we fail to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

•	we fail to pay any interest on any debt security of that series for 30 days after such is due;

•	we fail to observe or perform any other covenants or agreements set forth in the debt securities of that series, or in the Indenture in regard to such debt securities, continuously for 90 days after notice (which must be sent either by the Trustee or holders of at least 33% of the principal amount of the affected series);

•	our failure to pay principal at maturity or acceleration following a default in an aggregate amount of $100 million or more with respect to any Indebtedness (as defined below) of Exelon Corporation (not including Indebtedness of our subsidiaries), or the acceleration of any of our Indebtedness aggregating $100 million or more which default is not cured, waived or postponed pursuant to an agreement with the holders of the Indebtedness within 30 days after written notice as provided in the Indenture, or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture; or

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

As used in the immediately preceding paragraph, “Indebtedness” means all obligations for borrowed money.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the Indenture. If an Event of Default has occurred and has not been cured, the Trustee or the holders of not less than 33% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the Trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of such series.

The Trustee must, within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The Trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, stating any default by us under any provisions of the Indenture.

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default.

Other than the duty to act with the required standard of care during an event of default, the Trustee is not required to take any action under the Indenture at the request of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such debt securities.

In order to bypass the Trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of 33% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration.

Supplemental Indentures

There are three types of changes we can make to the Indenture and the debt securities issued thereunder, including the notes.

Changes Requiring Each Holder’s Approval

The following changes require the approval of each holder of debt securities of the series affected then outstanding:

•	extending the fixed maturity of any debt security;

•	reducing the interest rate or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the principal amount;

•	reducing the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

•	changing the currency of payment on a debt security;

•	reducing the percentage of securityholders whose consent is required to modify or amend the Indenture; or

•	changing provisions relating to the Special Mandatory Redemption.

Changes Not Requiring Holder Approval

Changes not requiring holder approval are limited to those changes specified in the Indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities.

Changes Requiring a Majority of all Holders to Approve

A vote in favor by securityholders owning a majority of the principal amount of the debt securities of a particular series of affected debt securities is required for any other matter listed in the Indenture.

Consolidation, Merger or Sale

We may not merge or consolidate with any person (as defined in the Indenture) or sell substantially all of our assets as an entirety unless:

•	we are the continuing corporation or the successor person is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state and expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding on us; and

•	we, or the successor person, is not immediately after the merger, consolidation or sale in default in the performance of a covenant or condition in the Indenture binding on us.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the notes of a series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the Trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The Indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes of a series (except for, among other things, obligations to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the notes of a series and such related clause under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the notes of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the Trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Open Market Purchases

We may acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Governing Law

The Indenture and the notes will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or may use some of the banking services of the Trustee in the normal course of business.

Book-Entry System

We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the notes has occurred and is outstanding, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such Business Day. Cash received by Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of notes that acquire the notes for cash in this offering at their issue price (generally, the first price at which a substantial amount of the notes are sold for money to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular beneficial owners in light of their personal investment circumstances or status, nor does it address tax considerations applicable to beneficial owners that may be subject to special tax rules, such as banks and financial institutions, individual retirement and other tax-deferred accounts, tax-exempt entities, governments or government instrumentalities, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code, controlled foreign corporations, non-United States trusts or estates with United States beneficiaries, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security, constructive sale transaction or conversion transaction, situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar or situations where a United States Holder (as defined below) holds a note through a bank, financial institution or other entity or a branch thereof, that is located, organized or resident outside the United States. Moreover, the effect of any United States federal non-income taxes (such as estate or gift taxes) and any state, local or non-United States tax laws or tax treaties are not discussed.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors about the United States federal income tax consequences to you of the purchase, ownership and disposition of the notes by the partnership.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under any other federal tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty, and the possible effects of changes in United States federal tax laws, or in any applicable tax treaty.

Effect of Certain Contingencies

In certain circumstances, we may be required to pay amounts in excess of stated interest and principal on the notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments,” in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences discussed herein. However, under these Treasury regulations, one or more contingencies will not cause a series of the notes to be treated as contingent payment debt instruments if, as of the issue date of such series of notes, such contingencies, in the aggregate, are considered remote or incidental. Although the issue is not free from doubt, we intend to take the position that the possibility of payment of such excess amounts should be treated as remote and/or incidental and do not result in the notes being treated as contingent payment debt instruments under applicable Treasury regulations.

Our position that these contingencies are remote or incidental is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the notes that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS may require a holder to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes as ordinary income rather than capital gain. Holders of notes should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

United States Holders

The following is a summary of certain United States federal income tax considerations for a United States Holder. For purposes of this summary, the term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in place under applicable Treasury regulations to be treated as a domestic trust for United States federal income tax purposes.

Taxation of stated interest on a note

Stated interest on a note generally will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the United States Holder’s method of tax accounting for United States federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of a note

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference, if any, between (1) the amount realized on the disposition, except any portion of such amount that is attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and (2) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, reduced by any principal payments on the note received by such United

States Holder. Any such gain or loss generally will be long- term capital gain or loss if, at the time of such disposition, the United States Holder has held the note for more than one year. Individuals and other non-corporate taxpayers are, under certain circumstances, subject to United States federal income tax on long-term capital gains at a reduced tax rate. The deductibility of capital losses is subject to limitations. Each United States Holder should consult its own tax advisors as to the deductibility of capital losses in its particular circumstances.

Information reporting and backup withholding

In general, we must report certain information to the IRS with respect to payments of stated interest and payments of the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note to certain United States Holders, except in the case of an exempt recipient (such as a corporation). The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28 percent, with respect to the foregoing amounts if (1) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a notified payee underreporting described in section 3406(c) of the Code or (4) the payee has not certified under penalties of perjury that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against the holder’s United States federal income tax liability, if any, and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their own tax advisors regarding the effect, if any, of the backup withholding rules on their particular circumstances.

Medicare contribution tax

An additional 3.8% tax will be imposed on certain United States Holders who are individuals, estates or trusts (other than certain exempt trusts or estates) on the lesser of (1) the United States Holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A United States Holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States Holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of the Medicare contribution tax to your income and gains in respect of your investment in the notes.

Non-United States Holders

The following is a summary of certain United States federal income tax considerations for a non-United States Holder. For purposes of this summary, the term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion assumes that no item of income, gain, deduction or loss derived by any non-United States Holder in respect of the notes at any time is effectively connected with the conduct of a United States trade or business. Non-United States Holders with any item of income, gain, deduction or loss in respect of the notes that is effectively connected with the conduct of a United States trade or business should consult their own tax advisors regarding the possible United States federal income and branch profits tax consequences of the purchase, ownership and disposition of the notes.

Payment of interest

Subject to the discussions on backup withholding and FATCA, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption” provided that (1) the non-United States Holder does not, actually or constructively, own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (2) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (3) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (4) either (a) the non-United States Holder provides to us or our paying agent an applicable properly completed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and any applicable attachments, signed under penalties of perjury, that includes its name and address and that certifies that it is not a United States person or in the case of an individual, that the person is neither a citizen or a resident (for United States federal income tax purposes) of the United States, in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or applicable successor form) has been received by it from the non-United States Holder or (c) the non-United States Holder holds its notes through a “qualified intermediary” and the qualified intermediary furnishes a copy to us or our agent of a properly executed IRS Form W-8IMY (or applicable successor form) and any applicable attachments on behalf of itself (which may, in some circumstances, include a withholding statement and applicable underlying IRS forms sufficient to establish that the non-United States Holder is not a United States Holder). This certification requirement may be satisfied with other documentary evidence in the case of a note held as an offshore obligation or through certain foreign intermediaries, if certain requirements are met. If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such non-United States Holder generally will be subject to United States withholding tax at the rate of 30 percent, unless the non-United States Holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E or applicable successor form) establishing an exemption from, or reduction of the withholding tax under the benefit of an applicable tax treaty.

Sale, exchange, redemption, retirement or other disposition of a note

Subject to the discussions on backup withholding tax and FATCA below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Payment of interest”). However, if a non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other requirements are met, such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such non-United States Holder’s United States-source gain, which may be offset by certain United States-source losses.

Information reporting and backup withholding

The amount of interest on a note paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an applicable properly completed IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from a disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a United States person. Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the taxable disposition (including a redemption or retirement) of a note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability, if any, and may entitle the non-United States Holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding under current Treasury regulations.

“FATCA” legislation

The Hiring Incentives to Restore Employment Act and the final Treasury regulations and official IRS guidance associated with such provisions (such provisions, regulations and guidance commonly known as FATCA) generally imposes a United States federal withholding tax of 30 percent on interest income paid on a debt obligation and on the gross proceeds of a sale or other disposition (including a retirement or redemption) of a debt obligation paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country or (2) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10 percent of the entity or certifies that it does not have any substantial United States owners.

Withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made. However, under the applicable Treasury Regulations, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017. An intergovernmental agreement between the United States and the applicable non-United States country, or future Treasury regulations or other official IRS guidance, may modify these requirements. Investors should consult with their own tax advisors regarding the implications of this legislation on their investment in our notes.

UNDERWRITING

Barclays Capital, Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters set forth below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the notes listed opposite their names below:

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2020 Notes	Principal Amount of 2025 Notes	Principal Amount of 2035 Notes	Principal Amount of 2045 Notes
Barclays Capital Inc.	$110,000,000	$180,000,000	$250,000,000	$100,000,000	$200,000,000
Goldman, Sachs & Co.	110,000,000	180,000,000	250,000,000	100,000,000	200,000,000
Mizuho Securities USA Inc.	50,050,000	81,900,000	113,750,000	45,500,000	91,000,000
BNP Paribas Securities Corp.	34,650,000	56,700,000	78,750,000	31,500,000	63,000,000
Mitsubishi UFJ Securities (USA), Inc.	34,650,000	56,700,000	78,750,000	31,500,000	63,000,000
Scotia Capital (USA) Inc.	34,650,000	56,700,000	78,750,000	31,500,000	63,000,000
Citigroup Global Markets Inc.	16,005,000	26,190,000	36,375,000	14,550,000	29,100,000
Credit Suisse Securities (USA) LLC	16,005,000	26,190,000	36,375,000	14,550,000	29,100,000
J.P. Morgan Securities LLC	16,005,000	26,190,000	36,375,000	14,550,000	29,100,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	16,005,000	26,190,000	36,375,000	14,550,000	29,100,000
Wells Fargo Securities, LLC	16,005,000	26,190,000	36,375,000	14,550,000	29,100,000
RBC Capital Markets, LLC	15,400,000	25,200,000	35,000,000	14,000,000	28,000,000
U.S. Bancorp Investments, Inc.	15,400,000	25,200,000	35,000,000	14,000,000	28,000,000
BNY Mellon Capital Markets, LLC	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
CIBC World Markets Corp.	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
Credit Agricole Securities (USA) Inc.	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
KeyBanc Capital Markets Inc.	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
PNC Capital Markets LLC	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
SMBC Nikko Securities America, Inc.	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
TD Securities (USA) LLC	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
The Williams Capital Group, L.P.	6,600,000	10,800,000	15,000,000	6,000,000	12,000,000
Apto Partners, LLC	2,063,000	3,375,000	4,687,000	1,875,000	3,750,000
Blaylock Beal Van, LLC	2,063,000	3,375,000	4,687,000	1,875,000	3,750,000
Loop Capital Markets LLC	2,063,000	3,375,000	4,687,000	1,875,000	3,750,000
Mischler Financial Group, Inc.	2,062,000	3,375,000	4,688,000	1,875,000	3,750,000
Siebert Brandford Shank & Co., L.L.C.	2,062,000	3,375,000	4,688,000	1,875,000	3,750,000
The Huntington Investment Company	2,062,000	3,375,000	4,688,000	1,875,000	3,750,000

Total	$550,000,000	$900,000,000	$1,250,000,000	$500,000,000	$1,000,000,000

The obligations of the several underwriters to purchase the notes are subject to certain conditions as set forth in the underwriting agreement. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of notes may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they propose to initially offer the notes to the public at the relevant price to public appearing on the cover page of this prospectus supplement and may also offer the notes to certain securities dealers at the relevant price to public on the cover of this prospectus supplement less a concession of 0.180% of the principal amount of the 2017 notes, 0.360% of the principal amount of the 2020 notes, 0.390% of the principal amount of the 2025 notes, 0.525% of the principal amount of the 2035 notes and 0.525% of the principal amount of the 2045 notes. The underwriters may allow, and such dealers may re-allow, a discount to certain brokers and dealers not in excess of 0.100% of the principal amount of the 2017 notes, 0.200% of the principal amount of the 2020 notes, 0.250% of the principal amount of the 2025 notes, 0.250% of the principal amount of the 2035 notes and 0.250% of the principal amount of the 2045 notes. After the initial public offering, the relevant price to public, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes.

In connection with the offering, the underwriters may engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to reduce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that purchases may have on the price of the notes and any of such transactions may be discontinued at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We have agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make in respect of any of those liabilities.

Our expenses associated with the offer and sale of the notes, excluding underwriting discounts, are estimated to be approximately $5.9 million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities. From time to time, in the ordinary course of business, the underwriters and their respective affiliates have engaged and may in the future engage, in sales and trading, commercial banking, investment banking advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services and/or other transactions of a financial nature with us and our affiliates. Consequently, they have received, and in the future may continue to receive, customary fees and commissions for these services. The underwriters or their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

LEGAL MATTERS

Kirkland & Ellis LLP will render an opinion as to the validity of the notes for us. Certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. This incorporation by reference does not include documents that are furnished, but not filed, with the SEC. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2014, our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2015, our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on April 29, 2015, our Current Reports on Form 8-K filed with the SEC on January 14, 2015, January 15, 2015, February 17, 2015, March 27, 2015, April 29, 2015, May 18, 2015, June 1, 2015 and June 2, 2015 and any future filings that we make with the SEC under the Exchange Act if the filings are made prior to the time that all of the notes are sold in this offering.

You can also find more information about us from the sources described under “Documents Incorporated by Reference” in the accompanying prospectus.

PROSPECTUS

EXELON CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Senior Debt Securities

Preferred Securities

COMMONWEALTH EDISON COMPANY

First Mortgage Bonds

Notes

PECO ENERGY COMPANY

First and Refunding Mortgage Bonds

Preferred Stock

BALTIMORE GAS AND ELECTRIC COMPANY

Unsecured Debt Securities

Senior Secured Bonds

Preferred Stock

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	stock purchase contracts;

•	stock purchase units;

•	preferred stock in one or more series;

•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	senior debt securities; and

•	preferred limited liability company interests in one or more series.

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	first mortgage bonds; and

•	unsecured notes.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	first and refunding mortgage bonds; and

•	preferred stock in one or more series

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	unsecured debt securities;

•	senior secured bonds; and

•	preferred stock in one or more series.

Exelon, Generation, ComEd, PECO and BGE sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO and BGE will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO and BGE have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO or BGE (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by the registrants include those factors discussed herein, as well as the items discussed in (1) each registrant’s 2013 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 22; and (2) other factors discussed herein and in other filings with the SEC by Exelon, Generation, ComEd, PECO and BGE, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, and BGE, as applicable, for the year ended December 31, 2013, filed with the SEC on February 13, 2014. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO and BGE, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

EXELON GENERATION COMPANY, LLC

Generation’s integrated business consists of its owned and contracted electric generating facilities and investments in generation ventures that are marketed through its leading customer-facing activities. These customer-facing activities include, wholesale energy marketing operations and its competitive retail customer supply of electric and natural gas products and services, including renewable energy products, risk management services and natural gas exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301  Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	5.4	4.9	4.9	2.3	2.6	1.1

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	5.4	4.8	4.9	2.3	2.5	1.1

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	10.4	8.5	7.3	2.6	3.3	(a	)

(a)	The ratio coverage was less than 1:1. Generation required additional earnings of $380 million in order to achieve a coverage ratio of 1:1.

Generation had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for Generation.

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.9	2.8	3.0	3.0	1.7	3.0

ComEd had no preference securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preference security dividends is the same as the ratio of earnings to fixed charges for ComEd.

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	3.7	3.3	4.7	4.9	5.6	5.1

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preference security dividends for each of the periods indicated:

	Years Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to combined fixed charges and preferred stock dividends	3.6	3.2	4.5	4.7	5.2

On May 1, 2013, PECO redeemed all of its outstanding preferred securities; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for PECO for the three months ended March 31, 2014.

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Three Months Ended
	2009	2010	2011	2012	2013	March 31, 2014
Ratio of earnings to fixed charges	2.0	2.7	2.4	1.0	3.6	5.8

The following are BGE’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,						Three Months Ended
	2009	2010	2011	2012		2013	March 31, 2014
Ratio of earnings to combined fixed charges and preference stock dividends	1.7	2.4	2.1	(a	)	3.1	5.0

(a)	The ratio coverage was less than 1:1. BGE required additional earnings of $14 million in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon, Generation, ComEd, PECO and BGE incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO and BGE each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street—52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Exelon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on February 12, 2014, February 13, 2014, February 28, 2014, April 1, 2014, April 30, 2014 and May 7, 2014.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Generation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on February 12, 2014 and April 1, 2014.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	ComEd’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on January 10, 2014 and February 28, 2014.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2013; and

•	PECO’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	BGE’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on February 13, 2014 and May 16, 2014.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$4,200,000,000

$550,000,000 1.550% Notes due 2017

$900,000,000 2.850% Notes due 2020

$1,250,000,000 3.950% Notes due 2025

$500,000,000 4.950% Notes due 2035

$1,000,000,000 5.100% Notes due 2045

Exelon Corporation

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Goldman, Sachs & Co.

BNP PARIBAS

MUFG

Mizuho Securities

Scotiabank

Senior Co-Managers

BofA Merrill Lynch

Citigroup

Credit Suisse

J.P. Morgan

RBC Capital Markets

US Bancorp

Wells Fargo Securities

Co-Managers

Apto Partners, LLC

Blaylock Beal Van, LLC

BNY Mellon Capital Markets, LLC

CIBC

Credit Agricole CIB

KeyBanc Capital Markets

Loop Capital Markets

Mischler Financial Group, Inc.

PNC Capital Markets LLC

TD Securities

The Huntington Investment Company

The Williams Capital Group, L.P.

Siebert Brandford Shank & Co., L.L.C.

SMBC Nikko

June 8, 2015